Exhibit 10 - e

Summary of Advanta Corp. Supplemental Executive Retirement Plan

On February 11, 2005, the Compensation Committee of the Board of Directors of Advanta Corp. and the Board of Directors approved and established the Advanta Corp. Supplemental Executive Retirement Plan (the “SERP”). The SERP was established in order to provide Dennis Alter, Chairman and Chief Executive Officer, with certain retirement benefits in recognition of his more than 45 years of service to the Company. Subject to the vesting requirements described below, under the terms of the SERP, Mr. Alter will be entitled to an annual retirement benefit of $625,000 upon reaching age 70 for his and his spouse’s lives. The amount payable was determined based on a percentage of Mr. Alter’s 2001 base salary and target bonus. The annual benefit vests ratably over an eight year period beginning in 2005. In the event of death, disability or a change in control, as defined in the SERP, the annual benefit will become fully vested and immediately payable. In the event of a change in control, Mr. Alter is also entitled to receive a gross up for excise taxes that arise and for the reimbursement for such taxes.